GOLD BANK REACHES A RESTITUTION AGREEMENT WITH FORMER CEO

LEAWOOD, Kansas (May 23, 2003) - Gold Banc (NASDAQ: GLDB) today announced that its subsidiary, Gold Bank-Kansas, had reached a restitution agreement with former Chairman and CEO Mike Gullion worth approximately $2.2 million.

In the agreement, Gullion acknowledged using approximately $1.97 million of the bank's funds. He agreed to reimburse the bank for that amount, plus interest calculated from the date the funds were used by Gullion, which currently is approximately $245,000.

Payment of the restitution will be secured by a second priority perfected security interest in Gullion's 640,792 shares of Gold Banc common stock. The shares are subject to a prior lien securing a promissory note with an original principal amount of $4 million. The payment is further secured by a first priority perfected security interest in Gullion's ownership of a real estate limited liability company.

The bank believes that additional monies are owed by Gullion, including expenses incurred in investigating Gullion's activities and responding to investigations by regulatory authorities. In the agreement, the bank has not waived any rights it has against Gullion for these additional amounts.

"Gold Bank is pleased to reach an agreement on this restitution amount and to obtain collateral securing payment of the agreement amount, plus interest," said Mick Aslin, President and CEO of Gold Bank-Kansas and Gold Banc. "We will continue to pursue restitution of all additional amounts owed."

The agreement also gives Gold Bank-Kansas an option to buy certain Gold Banc shares owned by Gullion. The proceeds from the sale of such shares by Gullion will first be used to pay off the prior lien holder and then Gullion's indebtedness under the agreement to Gold Bank-Kansas. If the proceeds from the sale of the shares are insufficient, Gullion must pay any remaining amounts due under the agreement within 60 days after the sale of his shares.

About Gold Banc

Gold Banc Corporation, Inc., is a financial holding company headquartered in Leawood, Kansas with over $4.0 billion in assets. Gold Banc provides commercial banking, wealth management and personal banking services in Kansas, Missouri, Oklahoma, and Florida through 60 banking locations. Gold Banc is traded on Nasdaq under the symbol GLDB.

Forward-Looking Statements

This release contains information and "forward-looking statements" which relate to matters that are not historical facts and which are usually preceded by the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "except," "target" and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, but not limited to, those described in


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the periodic reports we file under the Securities Exchange Act of 1934 under the captions "Forward-Looking Statements" and "Factors That May Affect Future Results of Operations, Financial Condition or Business." Because of these and other uncertainties, our actual results may be materially different from that indicated by these forward-looking statements. You should not place undue reliance on any forward-looking statements. We will not update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under the federal securities laws.